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                                                                     EXHIBIT 1.1

                                  ("CEA LOGO")
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                                  ANNOUNCEMENT

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The Company hereby announces that the EGM was held on Friday, 4th November,
2005, and that the resolution set out in the EGM Notice regarding the Company's purchase of certain Boeing aircraft was duly passed.
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Reference is made to the notice of extraordinary general meeting (the "EGM
NOTICE") dated 19th September, 2005 issued by China Eastern Airlines Corporation Limited (the "COMPANY"). Unless otherwise specified, terms defined in the EGM Notice shall have the same meanings when used herein.


THE EGM

The EGM was held on Friday, 4th November, 2005 at Meeting Centre, Shanghai Home You Hotel ("CHINESE CHARACTERS"), 2550 Hongqiao Road, Shanghai, the PRC. Shareholders representing 3,182,149,438 shares of the Company (or 65.38% of its entire issued share capital comprising 4,866,950,000 shares) were present, in person or by proxy, at the EGM. The EGM was validly convened in compliance with the relevant PRC laws and the Company's articles of association.


THE RESOLUTION

As set out in the EGM Notice, an ordinary resolution (the "RESOLUTION") was proposed at the EGM to consider, approve, confirm and ratify an agreement entered into on 8th August, 2005 between the Company and Boeing Company in respect of the purchase by the Company of fifteen Boeing 787 aircraft (with engines), and all transactions thereunder, details of which are set out in the announcement dated 8th August, 2005 and the circular dated 19th September, 2005 issued by the Company.

No shareholder was required to abstain from voting in respect of, or to vote only against, the Resolution at the EGM. Accordingly, shareholders representing the Company's entire issued share capital comprising 4,866,950,000 shares were entitled to attend and vote for or against the Resolution at the EGM, and shareholders representing 3,182,149,438 shares out of such 4,866,950,000 shares were present, in person or by proxy, at the EGM and entitled to vote in respect of the Resolution.

The voting in respect of the Resolution was taken on a poll at the EGM. The number of the Company's shares represented by votes cast for the Resolution was 3,181,922,873, representing 99.99% of the total number of the Company's shares held by shareholders who were present at the EGM and entitled to vote in respect of the Resolution. Shareholder(s) representing 225,692 shares of the Company voted against the Resolution; and shareholder(s) representing 873 shares of the Company abstained from voting. The Resolution was accordingly duly passed.

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Hong Kong Registrars Limited, the Company's H share registrar, was appointed as the scrutineer for the purpose of vote-taking at the EGM.



                                          By order of the Board of Directors
                                      CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                     LUO ZHUPING
                                            Director and Company Secretary


The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the PRC
4th November, 2005

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